QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-193046 on Form F-4 of our report dated February 28, 2013, relating to (1) the consolidated financial statements of General Growth Properties, Inc. and subsidiaries ("the Company) (which report expresses an unqualified opinion on those consolidated financial statements that includes an explanatory paragraph regarding the Company's financial statements including assets, liabilities, and a capital structure with carrying values not comparable with prior periods) and (2) the consolidated financial statement schedule of the Company, appearing in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 24, 2014

QuickLinks

  Exhibit 23.3